EXHIBIT 10(f)(9)
TERMS AND CONDITIONS OF
LEADERSHIP RETENTION AWARDS
UNDER THE
XEROX HOLDNGS CORPORATION PERFORMANCE INCENTIVE PLAN

1.Required Acknowledgment.

The purpose of this document is to describe the terms and conditions of a Xerox Leadership Retention Award (an “Award”) that may be granted to an eligible employee under the Xerox Holdings Corporation Performance Incentive Plan (the “Plan”) by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its authorized delegate, as applicable.

Individuals who are identified as potentially eligible to receive an Award must read and accept these terms and conditions, through an acknowledgment process established by the Company, prior to any Award being granted. If such an individual receives an Award, their acknowledgment of these terms and conditions serves as the award agreement with respect to their Award.

Terms used herein that are defined in the Plan or in this document shall have the meanings assigned to them in the Plan or this document, respectively.

2.No Guarantee of Award.

Acknowledgment of the terms and conditions in this document does not entitle any individual to receive an Award. Awards shall be granted solely at the discretion of the Committee or its authorized delegate, as applicable, in accordance with the terms of the Plan.

3.Notification and Payment of an Award.

If and when an Award is granted, the Award recipient’s manager will notify the recipient of the Award and the amount and approximate payment date of the Award. Managers do not have discretion to alter or waive the terms and conditions stated in this document or the provisions of the Plan.

Awards are payable in cash, delivered through the Award recipient’s payroll, net of any applicable withholding.

4.Purpose of Award; Repayment Obligation and Company’s Right to Recover Repayment from Wages or Other Amounts Due.

The purpose of an Award is to discourage the Award recipient from voluntarily terminating his or her employment prior to the end of the Retention Period. The “Retention Period” ends on December 31, 2021.

If an Award recipient voluntarily terminates employment with the Employer (including via retirement), or is involuntarily terminated for Cause (as defined below), prior to the end of the Retention Period, the recipient must promptly repay to the Company the full amount of the Award. Furthermore, the Company, in its discretion, may deduct such repayment amount from the Award recipient’s final paycheck or from any other wages or other amounts owed to the Award recipient, to the extent permitted by law, or to pursue collection of the repayment amount through any legal means.

By acknowledging these terms and conditions and then receiving payment of an Award, an Award recipient agrees and authorizes Xerox to deduct and withhold from wages or any other amounts payable, the entire Award in the event of voluntarily termination of employment (including retirement), or involuntary termination for Cause, prior to December 31, 2021, and such acknowledgment serves as the Award recipient’s written authorization for such deduction under applicable law.

For purposes of an Award described in this document, a voluntary termination of employment includes an Award recipient’s retirement but does not include an Award recipient’s disability, death, or involuntary termination by the Employer without Cause. A termination is due to disability if the Award recipient has received maximum coverage under an Employer-provided short-term disability plan.
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“Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.

5.Award Recipient’s Responsibility for Taxes.

Each Award recipient bears the ultimate responsibility for the recipient’s income taxes, the recipient’s portion of social security and other payroll taxes, and any other taxes related to the recipient’s participation in the Plan and acknowledges that the recipient’s ultimate tax responsibility may exceed the amount actually withheld by the Company or the Employer.

6.Nature of Award.
Each individual identified as potentially eligible to receive an Award acknowledges that—
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination;
(b)    receipt of an Award is a special, one-time event and does not create any contractual or other right to receive any future Awards;
(c)    an Award recipient’s participation in the Plan does not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time, including prior to the end of the Retention Period; neither the receipt of an Award nor an Award recipient’s participation in the Plan shall be interpreted to form an employment contract with the Employer;
(d)    an Award recipient, by acknowledging the terms and conditions in this document and accepting payment of an Award if granted, is voluntarily participating in the Plan;
(e)    an Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Award recipient’s employment contract, if any;
(f)    the granting of an Award is not intended to replace any pension rights or other compensation;
(g)    an Award is not part of an Award recipient’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer; and
(h)    in consideration of the grant of an Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award, including, but not limited to, forfeiture resulting from an Award recipient’s voluntary termination of employment with the Employer (including retirement), or involuntary termination for Cause, prior to the end of the Retention Period, and an Award recipient shall irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Award recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
7.No Advice Regarding Award.
Neither the Company nor the Employer provides any tax, legal or financial advice, nor does the Company or Employer make any recommendations regarding an Award recipient’s participation in the
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Plan. Award recipients are hereby advised to consult with their own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
8.Amendment of This Document.
With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this document in a manner not inconsistent with the Plan.
9.Non-Engagement in Detrimental Activity Against the Company.
If an Award recipient is determined by the Committee or its authorized delegate, as applicable, in its or their sole discretion, to have engaged in detrimental activity against the Company, any Award granted to such recipient shall be cancelled and be of no further force or effect and any payment of an Award within six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall repay to the Company the amount of the Award.
“Detrimental activity” may include:
(a)violating terms of a non-compete agreement with the Company, if any;
(b)disclosing confidential or proprietary business information of the Company to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Company;*

(c)materially violating any rules, policies, procedures or guidelines of the Company;

(d)directly or indirectly soliciting any employee of the Company to terminate employment with the Company;

(e)directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Company, to reduce the level of business it does with the Company; and

(f)engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Company.
* Notwithstanding the above, the Company does not in any manner restrict an Award recipient from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Company does not in any manner restrict an Award recipient from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. An Award recipient is not required to notify the Company that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.

10.Interpretation.

The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and the terms and conditions in this document and to take whatever administrative actions, including correction of administrative errors in any Award, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and Award recipients. In the event there is inconsistency between this document and the Plan, the provisions of the Plan shall govern.

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11.Language.

If an Award recipient has received this document or any other materials related to an Award or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

12.Electronic Delivery and Acceptance.

The Company will deliver any documents related to current or future participation in the Plan by electronic means. An Award recipient consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of an Award, through an on-line or electronic system. Electronic acknowledgment of the terms and conditions of this document and the Plan is required prior to the grant of any Award.

13.Governing Law and Venue.

The validity, construction and effect of the Plan and any Award granted thereunder shall be determined in accordance with the laws of the state of New York and applicable Federal law.

Awards are granted and/or administered in the United States. For purposes of litigating any dispute that arises with respect to an Award or the Plan, all Award recipients submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.

FOR RESIDENTS OF CALIFORNIA, NEW YORK, NORTH CAROLINA AND OTHER APPLICABLE JURISDICTIONS: An award recipient’s entitlement to an Award is expressly conditioned on the recipient’s continued employment with the Employer through the end of the Retention Period; the payment of an Award is an advance payment of a compensation that is not considered earned by the Award recipient until the end of Retention Period.

14.Separability.

In case any provision in this document or any Award with respect hereto shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.Imposition of Other Requirements.

The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on an Award recipient’s participation in the Plan or on Awards granted under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require an Award recipient to acknowledge or sign any additional documents or undertakings that may be necessary to accomplish the foregoing.
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